Exhibit 99.1

CERNER ANNOUNCES APPOINTMENT OF MAJOR GENERAL ELDER GRANGER, M.D., UNITED STATES ARMY (RETIRED) TO ITS BOARD OF DIRECTORS
CERNER EXPANDS BOARD TO 11 DIRECTORS

KANSAS CITY, Mo. - November 18, 2020 - Cerner Corporation (NASDAQ: CERN) announced today that Major General Elder Granger, M.D., U.S. Army (retired) has been appointed to the company's Board of Directors, effective Nov. 16, 2020. Dr. Granger, 67, is president and chief executive officer of The 5Ps, LLC, a health care, education and leadership consulting organization.

"It's an honor to welcome Dr. Granger to our Board," said Brent Shafer, Cerner's chairman and chief executive officer. "He is a proven clinical, military and business leader who has successfully navigated complex policy, regulatory and competitive environments. He will bring invaluable insights to Cerner particularly in the commercial and federal health sectors. We are delighted to have him."

By adding Dr. Granger, Cerner's Board expands to 11 members, with 10 of them, including Dr. Granger, being external and independent. Dr. Granger fills a newly created Class II Director seat and will stand for re-election at Cerner's 2021 annual shareholder meeting.

Dr. Granger served in the U.S. Army for over 35 years before his retirement on July 1, 2009. During his military career he held significant roles including the deputy director and program executive officer of the TRICARE Management Activity, Office of the Assistant Secretary of Defense (Health Affairs) in Washington, D.C. Prior to joining TRICARE Management Activity, Dr. Granger led the largest U.S. and multi-national battlefield health system in recent history while serving as Commander, Task Force 44th Medical Command and Command Surgeon for the Multinational Corps Iraq. He has led at every level of the Army Medical Department.

In addition to his accomplished military career, Dr. Granger is board-certified by the American Board of Internal Medicine and the Board of Hematology and Oncology, a certified physician executive by the Certifying Commission in Medical Management, certified by the American College of Healthcare Executives and certified in Medical Quality by the American Board of Medical Quality. He has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon University, certified in Healthcare Compliance by Health Care Compliance Association and is a certified Compliance Officer by American Academy of Professional Coders. Dr. Granger also serves on the boards of directors of Cigna Corporation (NYSE:CI) and DLH Holdings Corporation (NASDAQ: DLHC).

"The opportunity to bring on a person of this caliber not only is another step in improved corporate governance, it also adds another dimension of experience that complements our current Board members' skills," said Shafer.

About Cerner

Cerner's health technologies connect people and information systems at thousands of contracted provider facilities worldwide dedicated to creating smarter and better care for individuals and communities. Recognized globally for innovation, Cerner assists clinicians in making care decisions and assists organizations in managing the health of their populations. The company also offers an integrated clinical and financial system to help manage day-to-day revenue functions, as well as a wide range of services to support clinical, financial and operational needs, focused on people. For more information, visit Cerner.com, The Cerner Blog or connect on Facebook, Instagram, LinkedIn, Twitter or The Cerner Podcast. Nasdaq: CERN. Health care is too important to stay the same.

Media Contacts:
Cerner
Misti Preston, Director, External Communications & Public Relations, Misti.Preston@cerner.com
(816) 299-2037